Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Unless the context otherwise requires, references in this Exhibit to the Annual Report on Form 10-K to the terms “registrant” or “the Company” refer to Century Bancorp, Inc. and all of its consolidated subsidiaries.

The following description sets forth certain material terms and provisions of the Company’s Class A Common Stock, the sole class of the Company’s securities that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also contains summaries of the Massachusetts Business Corporation Act (“MBCA”), the Company’s Articles of Incorporation, as amended, restated and supplemented (“Articles of Incorporation”), and the Company’s Bylaws, as amended and restated (“Bylaws”). Although the Company’s Class B Common Stock is not registered under Section 12 of the 1934 Act, we have included a discussion of certain rights of the holders of the Class B Common Stock for context. The following summary of the material terms, rights and preferences of the securities is not complete and is subject to and qualified in its entirety by reference to the MBCA, the Articles of Incorporation and the Bylaws each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. The Company encourages you to read the MBCA, the Articles of Incorporation and the Bylaws.

GENERAL

Century Bancorp, Inc. is a Massachusetts state-chartered bank holding company headquartered in Medford, Massachusetts. The Company is a Massachusetts corporation formed in 1972.

Under the Company’s Articles of Incorporation, the Company is authorized to issue up to:

10,000,000 shares of Class A Common Stock, par value $1.00 per share,

5,000,000 shares of Class B Common Stock, par value $1.00 per share and

100,000 shares of preferred stock, par value $1.00 per share.

As of February 28, 2020, the Company had 3,652,349 shares of Class A Common Stock outstanding, 1,915,560 shares of Class B Common Stock outstanding, and no shares of preferred stock outstanding. All issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

DESCRIPTION OF COMMON STOCK

The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company’s Articles of Incorporation and Bylaws (collectively, the “Charter Documents”). Although the Company’s Class B Common Stock is not registered, we have included a discussion of certain rights of the holders of the Class B Common Stock for context. The Company’s Class A Common Stock and Class B Common Stock shall be referred to herein collectively as the “Common Stock.”

Dividends: Subject to the preferential rights of any other class or series of stock, holders of shares of the Company’s Class A Common Stock will be entitled to receive dividends, if and when they are authorized and declared by the Company’s Board of Directors, out of assets that the Company may legally use to pay dividends, provided that no dividend shall be declared or paid upon the Class B Common Stock unless a dividend equal to 200% or more of such dividend per share is paid per share upon the Class A Common Stock or declared and a sum set aside for payment thereof.

Voting Rights: Except as otherwise required by law and except as provided by the terms of any other class or series of stock, holders of Class B Common Stock have the exclusive power to vote on all matters presented to the Company’s shareholders, including the election of Directors. Holders of the shares of Class A Common Stock are generally not entitled to vote on any matter, including in the election of Directors, but, in limited circumstances, may be entitled to vote as a class on certain extraordinary transactions, including any merger or consolidation (other than one in which the Company is the surviving corporation or one which by law may be approved by the directors without any stockholder vote) or the sale, lease, or exchange of all or substantially all of the property and assets of the Company. Since the vote of a majority of the shares of the Company’s Class B Common Stock, voting as a separate class, is required to approve certain extraordinary corporate transactions, the holders of Class B Common Stock have the power to prevent any takeover of the Company not approved by them.

Conversion Rights: At any time when (i) the number of the then outstanding shares of Class B Common Stock falls below 15% of the aggregate number of the shares of Class B Common Stock outstanding at the date of the first issuance by the corporation of shares of the Class A Common Stock (as said numbers shall be appropriately adjusted to reflect stock splits, stock dividends or the like) or (ii) the Board of Directors and the holders of a majority of the then outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Common Stock, then the outstanding shares of Class B Common Stock and the then outstanding shares of Class A Common Stock shall both automatically be converted into a single class of voting Common Stock.

Preemptive Rights and Right of First Refusal: Holders of the Company’s Common Stock do not have preemptive rights under the MBCA or the Company’s Articles of Organization or by-laws. The Company does not have a right of first refusal on transfers of shares of Common Stock under the MBCA or the Company’s Articles of Organization or bylaws.

Liquidation and Dissolution Rights: In the event the Company is liquidated, dissolved or the Company’s affairs are wound up, and subject to the preferential rights of any other class or series of stock, holders of shares of the Company’s Common Stock are entitled to receive, in cash or in kind, in proportion to their holdings, the assets that the Company may legally use to pay distributions after the Company pays or makes adequate provision for all of the Company’s debts and liabilities.

PREFERRED STOCK

Pursuant to the Company’s Articles of Organization, the Company’s Directors have the authority, without further action by the stockholders, to issue from time to time up to 100,000 shares of Preferred Stock in one or more series. No shares of Preferred Stock are outstanding as of the date of the Company’s Annual Report on Form 10-K with which this Exhibit 4.4. is filed as an exhibit.

The Company’s Directors may designate the rights, preferences, privileges and restrictions of the Preferred Stock, including the title of the series, the number of shares to contribute to such series, dividend rights, redemption rights, liquidation preference, sinking fund terms, conversion rights, voting rights and any other material term of the series. The issuance of Preferred Stock could have the effect of restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock or delaying, deterring or preventing a change in control.

STOCK EXCHANGE LISTING.

The Class A Common Stock of the Company is traded on the NASDAQ National Global Market under the symbol “CNBKA.” The Company’s Class B Common Stock is not traded on any national securities exchange or other public trading market.

TRANSFER AGENT AND REGISTRAR

Computershare is the transfer agent of the common stock.

ANTI-TAKEOVER EFFECTS OF MASSACHUSETTS LAW AND PROVISIONS OF THE COMPANY’S CHARTER DOCUMENTS

Certain provisions of the MBCA and of the Company’s Charter Documents could have the effect of delaying, deferring or discouraging a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company’s Directors.

Voting control of the Company’s principal stockholders. As described above, per the Company’s Articles of Organization, the vote of a majority of the shares of the Company’s Class B Common Stock, voting as a separate class, is required to approve certain extraordinary corporate transactions. As of December 31, 2019, to the Company’s knowledge, the Sloane Family Enterprises, Limited Partnership owned, directly or indirectly, almost 90% of the voting power of the outstanding shares of the Company’s Class B Common Stock. As a result, the Sloane Family Enterprises, Limited Partnership could effectively control most matters requiring approval by our stockholders, including the election of a majority of the directors, and could block certain extraordinary transactions such as mergers or acquisitions. This voting control by the Sloane Family Enterprises, Limited Partnership may have the effect of delaying, deferring or preventing a change in control of the Company.

Action by written consent; special meeting of stockholders. The Company’s bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders or by the unanimous written consent of all stockholders entitled to vote in lieu of such a meeting. The bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the President, Clerk, the Directors or holders of at least one-tenth in interest of our then outstanding capital stock entitled to vote at the meeting. Given the concentration in ownership of Class B Common Stock, these restrictions may limit the ability of our stockholders to force consideration of a proposal.

Board composition and filling vacancies. The Company’s bylaws provide that, subject to the rights of the holders of a majority of the outstanding Class B Common Stock voting as a single class to remove Directors with or without cause, Directors may be removed only for cause by the vote of a majority of the entire number of Directors then in office. Furthermore, any vacancy on the Company’s Board of Directors, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum or of the holders of a majority of the outstanding Class B Common Stock. The limitations on removal of directors and treatment of vacancies has the effect of making it more difficult for stockholders to change the composition of the Company’s Board of Directors.

Authorized but unissued shares. The Company’s authorized but unissued shares of Class A Common Stock, Class B Common Stock and Preferred Stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Class A Common Stock, Class B Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of the Company’s Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Business combinations. Business combinations are governed by Chapter 110F of the MBCA, which generally prohibits a Massachusetts corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A Massachusetts corporation may “opt out” of these provisions with an express provision in its original articles of organization or an express provision in its articles of organization or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. The Company has not opted out of these provisions. The provisions of the MBCA and of the Company’s Articles of Organization could have the effect of discouraging others from attempting takeovers and could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interest.

Control Share Acquisitions. The Company is also subject to the provisions of Chapter 110D of the MBCA, which provides that any person, including his, her or its affiliates, who acquires shares of a corporation that are subject to the control share acquisitions statute and whose shares represent one-fifth or more, one-third or more, or a majority or more of the voting power of the corporation in the election of directors cannot exercise any voting power with respect to those shares, or any shares acquired by the person within 90 days before or after an acquisition of this nature, unless these voting rights are authorized by the stockholders of the corporation.

The authorization of such voting rights requires the affirmative vote of the holders of a majority of the outstanding voting shares of a corporation, excluding shares owned by: (i) the person making an acquisition of this nature; (ii) any officer of the corporation; and (iii) any employee who is also a director of the corporation.

The MBCA permits a corporation, to the extent authorized by its articles of organization or bylaws, to redeem all shares acquired by an acquiring person in a control share acquisition for fair value if (i) no control share acquisition statement is delivered by the acquiring person or (ii) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the corporation’s stockholders in accordance with the applicable provision of Chapter 110D. The Company’s Charter Documents do not authorize such a redemption.

There are several other types of share acquisitions that are not subject to these provisions of the MBCA, including acquisitions of shares under a tender offer, merger or consolidation which is made in connection with an agreement to which the corporation is a party or to acquisitions of shares directly from the corporation or a wholly owned subsidiary thereof.

The Company may amend its Articles of Organization or bylaws at any time to elect not to be governed by Chapter 110D of the MBCA, but such amendment would not apply to an acquisition that occurred prior to the effective date of such amendment.

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